Exhibit 2.3

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF StartEngine Crowdfunding, Inc.

StartEngine Crowdfunding, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.          The name of the corporation is StartEngine Crowdfunding, Inc.

2.          The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 19, 2014. The corporation was originally incorporated under the name of StartEngine Crowdsourcing, Inc.

3.          This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation as herein set forth in full:

ARTICLE I

The name of the corporation (hereinafter, the “Corporation”) is StartEngine Crowdfunding, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 and the name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” each with a par value of $0.00001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 25,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 8,150,000 shares.

The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be comprised of 3,500,000 shares and shall be designated “Series Seed Preferred Stock.” The second series of Preferred Stock shall be comprised of 3,500,000 shares and shall be designated “Series A Preferred Stock.” The third series of Preferred Stock shall be comprised of 1,150,000 shares and shall be designated “Series Token Preferred Stock.” The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series Seed, Series A Preferred Stock and Series Token Preferred Stock are as follows:

1.          Dividends. No dividends shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The right to dividends on shares of Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

2.          Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(a)          First, the holders of shares of Series A Preferred Stock and the holders of shares of Series Token Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation’s Series Seed Preferred Stock and Common Stock, an amount equal to the Original Series A Price (as defined below) for shares of Series A Preferred Stock and the Original Series Token Price (as defined below) for shares of Series Token Preferred Stock, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock and the holders of Series Token Preferred Stock of the full preferential amount, then the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A Preferred Stock and the holders of the Series Token Preferred Stock ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(a). The “Original Series A Price” shall mean $1.7182 per share of Series A Preferred Stock, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”) and the “Original Series Token Price” shall mean $8.80 per share of Series Token Preferred Stock, as adjusted for any Recapitalization Events.

(b)          After the full preferential amounts due the holders of Series A Preferred Stock and the holders of shares of Series Token Preferred Stock pursuant to Section 2(a) have been paid or set aside, the holders of shares of Series Seed Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation’s Common Stock, an amount equal to $0.50 per share of Series Seed Preferred Stock, as adjusted for any Recapitalization Events (the “Original Series Seed Price”), plus all declared and unpaid dividends thereon to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Series Seed Preferred Stock of the full preferential amount, then the entire assets available for distribution to stockholders shall be distributed to the holders of the Series Seed Preferred Stock ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(b).

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(c)          After the full preferential amounts due the holders of Preferred Stock pursuant to Sections 2(a) and 2(b) have been paid or set aside, any remaining assets of the Corporation legally available for distribution to stockholders shall be distributed to the holders of Common Stock and Preferred Stock ratably in proportion to the number of shares of Common Stock then held, or issuable upon conversion of the shares of Preferred Stock then held, by each holder.

(d)          (i) A merger or consolidation of the Corporation into or with another entity after which the stockholders of the Corporation immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Corporation or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially identical to those that existed immediately prior to such transaction and with substantially the same rights, preferences, privileges and restrictions as the shares they held immediately prior to the transaction, (ii) the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary), or (iii) the sale or transfer by the Corporation or its stockholders of more than 50% of the voting power of the Corporation in a transaction or series of related transactions other than in a transaction or series of transactions effected by the Corporation primarily for financing purposes, shall be deemed to be a liquidation of the Corporation as that term is used in this Section 2(d) (each a “Deemed Liquidation”). A Deemed Liquidation may be waived upon the vote of holders of at least a majority of the voting power of the Preferred Stock, voting together as a single class.

In the event of a Deemed Liquidation pursuant to Section 2(d)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement providing therefor shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes hereof, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation shall be deemed to be Additional Consideration.

(e)          In the event of any liquidation of the Corporation involving the distribution of assets other than cash to the stockholders of the Corporation, the value of the assets to be distributed shall be determined as follows:

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(i)          In the case of securities that are not subject to investment letter or other similar restrictions on free tradability,

(A)         if traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities over the 10 day period ending three days prior to the closing;

(B)         if actively traded over-the-counter (including on online platforms or alternative trading systems), the value shall be deemed to be the average of (i) the average of the last bid and ask prices or (ii) the closing sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and

(C)         if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(ii)         In the case of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate), the value shall be based on an appropriate discount from the market value determined as above in Section 2(e)(i) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(iii)        In the case of any other property, the value shall be equal to the property’s fair market value, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

3.          Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)          Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into a number of fully paid and nonassessable shares of Common Stock equal to the Original Series Seed Price, in the case of the Series Seed Preferred Stock, the Original Series A Price, in the case of the Series A Preferred Stock, or the Original Series Token Price, in the case of the Series Token Preferred Stock, divided by the Conversion Price for such series of Preferred Stock in effect at the time of conversion. The “Conversion Prices” for the Series Seed Preferred Stock, Series A Preferred Stock and Series Token Preferred Stock shall initially be $0.50, $1.7182, and $8.80, respectively, and shall be subject to adjustment as provided in Section 3(d).

(b)          Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price, upon (i) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of Preferred Stock or (ii) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock at an offering price of not less than the Minimum Share Price, as adjusted for any Recapitalization Event, with aggregate gross proceeds to the Corporation (prior to underwriters’ commissions and expenses) of not less than $15,000,000. The “Minimum Share Price” is $8.59 for shares of Series Seed Preferred Stock and shares of Series A Preferred Stock and $8.80 for shares of Series Token Preferred Stock. Preferred

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(c)          Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b)). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that, in the case of an automatic conversion upon an initial public offering pursuant to Section 3(b), such conversion shall be deemed to have been made immediately prior to the closing of the offering) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates.

 (d)          Adjustments to Conversion Price for Dilutive Issuances

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(i)          Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:

(A)         “Original Issue Date” shall mean, with respect to any series of Preferred Stock, the date on which shares of such series are first issued by the Corporation.

(B)         “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than (collectively, “Excluded Securities”):

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(1)         shares of Common Stock issued upon conversion of Preferred Stock;

(2)         shares issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option plan or agreement or other stock incentive program or agreement approved by the Board of Directors;

(3)         issued or issuable to landlords, equipment lessors, lenders or other financial institutions in a commercial transaction or arrangement approved by the Board of Directors;

(4)         shares issuable upon exercise or conversion of any warrants that are outstanding as of the date of this Third Amended and Restated Certificate of Incorporation; or

(5)         shares for which an adjustment is made pursuant to Section 3(d)(v).

(C)         “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(D)         “Convertible Securities” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities convertible into or exchangeable for Common Stock.

(ii)         Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the following provisions shall apply:

(A)         The maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)         Except as provided in Sections 3(d)(ii)(C) and 3(d)(ii)(D), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

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(C)         If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change resulting from the antidilution provisions of such Options or Convertible Securities), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that such recomputed Conversion Price shall not exceed the Conversion Price that would have been in effect had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock.

(D)         Upon the expiration of any such Options or Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities.

(iii)        Adjustment of Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)) after the Original Issue Date of any series of Preferred Stock without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to such issuance, then and in each such event the Conversion Price for such series shall be reduced to a price (rounded to the nearest one tenth of one cent) equal to such Conversion Price multiplied by a fraction:

(x)          the numerator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and

(y)          the denominator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued.

For the purposes of this Section 3(d)(iii), the number of shares of Common Stock deemed to be outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities, not including shares excluded from the definition of “Additional Shares of Common Stock” pursuant to Section 3(d)(i)(B)(2). Any adjustment to the Conversion Price of a particular series of Preferred Stock made pursuant to this Section 3(d)(iii) may be waived upon the vote of holders of at least a majority of the voting power of such series of Preferred Stock, voting as a single class.

(iv)        Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

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(A)         Cash and Property. Such consideration shall:

(1)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(2)         insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)         in the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B)         Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d) relating to Options and Convertible Securities shall be equal to:

(x)          the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, divided by

(y)          the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v)         Other Adjustments to Conversion Price.

(A)         Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock after the Original Issue Date of a series of Preferred Stock, the Conversion Price for such series in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

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(B)         Common Stock Dividends and Distributions. If, after the Original Issue Date of a series of Preferred Stock, the Corporation at any time or from time to time issues, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, the Conversion Price for such series that is then in effect shall be decreased by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend or distribution is not paid in full on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(v)(B) to reflect the actual payment of such dividend or distribution.

(C)         Other Distributions. In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise subject to adjustment pursuant to this Section 3(d)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), or shall fix a record date for determination of holders of Common Stock entitled to receive such a distribution, then, in each such case, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

(D)         Recapitalizations and Reorganizations. In the case of any capital recapitalization or reorganization (other than a subdivision, combination or other recapitalization provided for elsewhere in this Section 3 or a merger or sale of assets provided for in Section 2), or the fixing of any record date for determination of holders of Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, the type and number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after the recapitalization or reorganization to the greatest extent practicable.

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(e)          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a share of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for the series of Preferred Stock held by such holder and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(f)          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors of the Corporation. The number of whole shares issuable to each holder of a series of Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of such series of Preferred Stock being converted into Common Stock by such holder at that time.

(g)          Notices of Record Date. In the event (i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution (other than a cash dividend) or to subscribe for or purchase any shares of stock of any class or to receive any other rights, (ii) of any capital reorganization, reclassification or recapitalization (other than a subdivision or combination of its outstanding shares of Common Stock), or (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation or any Deemed Liquidation, then, and in any such case, the Corporation shall cause to be mailed to each holder of record of the Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least 20 days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights or (y) such reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, dissolution, liquidation or winding up; provided, however, that such notice period may be shortened upon the written consent of holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock. If any material change in the facts set forth in the written notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of shares of Preferred Stock.

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(h)          No Impairment. Without obtaining such consent of the holders of Preferred Stock as may be required under Section 6, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(i)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.          Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

5.          Voting Rights.

(a)          General. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.

6.          Protective Provisions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power represented by the then outstanding shares of Preferred Stock, voting together as a class:

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(a)          enter into transaction or series of related transactions involving a merger or consolidation with another entity, or a sale, conveyance or disposal of all or substantially all of its assets, unless the stockholders of the Corporation immediately prior to such transaction own, immediately following the consummation of the transaction by virtue of their shares in the Corporation or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving or purchasing entity in proportions substantially similar to those that existed immediately prior to such transaction and with substantially the same rights, preferences, privileges and restrictions as the shares they held immediately prior to the transaction;

(b)          modify the rights, preferences, privileges or restrictions of the Preferred Stock so as to adversely affect the Preferred Stock;

(c)          increase the total number of authorized shares of Preferred Stock;

(d)          authorize or issue, or obligate itself to issue, any other equity security having a preference over, or on a parity with, the Preferred Stock with respect to dividends, liquidation, redemption or voting;

(e)          redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock other than in connection with (i) the repurchase of Common Stock at the original purchase price from employees, officers, directors, consultants or other service providers pursuant to agreements providing for such repurchase upon termination of employment, (ii) the exercise of a contractual right of first refusal entitling the Corporation to purchase such shares upon substantially the same terms offered by a third party, provided that the purchase is approved by the Board of Directors, or (iii) the redemption of Series Seed Preferred Stock pursuant to Section 8.1 of the Corporation’s Series A Preferred Stock Purchase Agreement;

(f)          declare or pay any dividend on the Common Stock, other than a dividend payable solely in shares of Common Stock; or

(g)          amend the Certificate of Incorporation or Bylaws of the Corporation.

7.          Waiver. Any of the rights, powers, privileges and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the voting power represented by the then outstanding shares of Preferred Stock, voting together as a class.

8.          Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

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9.          Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3, or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

10.         Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

11.         Certain Repurchases of Stock. For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Third Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Third Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code).  Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification set forth in Sections 204 and 317 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its stockholders, to the extent the Corporation is subject to those provisions pursuant to Section 2115 of the California Corporations Code. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

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ARTICLE VIII

The Corporation reserves the right to amend or repeal any of the provisions contained in this Third Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of the Corporation are granted subject to this reservation.

Article IX

Pursuant to Section 122(17) of the Delaware General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of the holders of Preferred Stock or their respective affiliates (collectively, the “Preferred Investor Parties”) at any time that such holders hold any securities of the Corporation. Without limiting the foregoing renunciation, the Corporation acknowledges that the Preferred Investor Parties are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that the Preferred Investor Parties shall have the unfettered right to make additional investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of a Preferred Investor Party holding securities of the Corporation or by having persons designated by or affiliated with such Preferred Investor Party serving on or observing at meetings of the Corporation’s Board of Directors or otherwise, no Preferred Investor Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity; and none of the Corporation, any of its subsidiaries or any other holder of securities of the Corporation shall have any right with respect to any such investments or activities undertaken by such Preferred Investor Party. Without limitation of the foregoing, each Preferred Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of securities of the Corporation shall have any rights or expectancy by virtue of such Preferred Investor Party’s relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such venture, even if such investment is in a Competing Business shall not be deemed wrongful or improper. No Preferred Investor Party shall be obligated to present any particular investment opportunity to the Corporation or any of its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and the Preferred Investor Party shall continue to have the right to take for its own respective account or to recommend to others any such particular investment opportunity. The provisions of this Article IX shall in no way limit or eliminate any Preferred Investor Party’s duties, responsibilities and obligations with respect to the protection of any confidential or proprietary information of the Corporation and any of its subsidiaries, including any applicable duty to not disclose or use such confidential or proprietary information improperly or to obtain therefrom an improper personal benefit.

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4.          This Third Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by the Chief Executive Officer of the Corporation this _____ day of [______], 2018.

StartEngine Crowdfunding, Inc.

By:
Howard Marks
Chief Executive Officer